EXHIBIT 10.29

B. RILEY

Research Trading

Investment Banking

4675 MacArthur Court, Suite 1500

Newport Beach, CA 92660

Tel: 949-852-2911

Fax: 949-852-0430

www.friend-co.com

August 10, 2004

Kim Early

DPAC Technologies Corp

7321 Lincoln Way

Garden Grove, CA 92841

PERSONAL & CONFIDENTIAL

Dear Kim:

This will confirm the understanding and agreement (the “Agreement”) between B. Riley & Co. (“B. RILEY”) and DPAC Technologies Corp. (the “COMPANY”) as follows:

1. The COMPANY hereby engages B. RILEY as its exclusive agent for the purpose of providing the COMPANY with overall financial advisory services, including, without limitation, reviewing the COMPANY’s strategic assets and business plan, analyzing potential acquisitions, joint ventures and other corporate development activities, and advising the company on potential valuations and structures with regard to these corporate development activities.

2. B. RILEY hereby accepts the engagement and, in that connection, agrees to:

a)	Review and analyze the general business, operations and perform financial and transaction analyses;

b)	Prepare a descriptive memorandum, concerning the COMPANY and its future strategy, which memorandum shall not be made available to or used in discussions with prospective acquisitions and strategic partners until both the memorandum and its use for that purpose have been approved by the COMPANY.

c)	Develop, update and review with the COMPANY on an ongoing basis a schedule of potential companies who are candidates to be acquisition targets or strategic partners for various potential corporate development structures, such schedule is referred to herein as (the “Schedule”); and

d)	Consult with and advise the COMPANY concerning opportunities for any corporate development Transactions (as defined in paragraph 4(a) below) which have been identified by B. RILEY or others and, participate on the COMPANY’s behalf in any negotiations for such Transaction.

e)	If requested by the Company, to provide an opinion of the fairness of a Transaction (as defined below) to the stockholders of the Company from a financial point of view.

3. In connection with B. RILEY’s engagement, the COMPANY will furnish B. RILEY with any information concerning the COMPANY, which B. RILEY reasonably deems appropriate and will provide B. RILEY with access to the COMPANY’s officers, directors, accountants, counsel and other advisors. The COMPANY represents and warrants to B. RILEY that to the best of its knowledge, all such information concerning the COMPANY will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The COMPANY acknowledges and agrees that B. RILEY will be using and relying upon such information supplied by the COMPANY and its officers, agents and others and any other available information concerning the COMPANY without any independent investigation or verification thereof or independent appraisal by B. RILEY of the COMPANY or its business or assets.

4. For Purposes of this Agreement:

a)	A “Transaction” of the COMPANY shall mean any transaction or series or combination of transactions, other than in the ordinary course of business, whereby, the COMPANY or any of its businesses (a “Business”), acquires a company or enters into any other type of transaction, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, the formation of a joint venture, or partnership, etc., or any similar transaction.

5. As compensation for the advisory services to be rendered by B. RILEY hereunder, the COMPANY shall pay B. RILEY as follows:

a)	A retainer of $30,000, with $10,000 payable upon the signing of this Agreement, and the balance in four payments of $5,000 on the first day of September, October, November and December.

b)	If the Company completes a Transaction with another entity, the Company agrees to pay B.Riley a Transaction Fee equal to three (3%) percent of the enterprise value of the entity (“Enterprise Value”) at closing but in no case less than $300,000. For the purpose of this Agreement, the term Enterprise Value shall mean the total value of cash, other assets or securities paid by the Company plus the face value of indebtedness assumed by the Company less any cash or equivalents on the balance sheet of the entity acquired at closing.

If a portion of the Enterprise Value to be paid or received is contingent on future events and therefore not determinable at closing, the Company agrees to pay B. Riley a contingent Transaction Fee (the “contingent Transaction Fee”) when and if any amount of Enterprise Value is actually paid or received by the Company or its stockholders;

6. If a Transaction occurs either:

a)	During the term of B. RILEY’s engagement hereunder, regardless of whether the party or parties to such Transaction were identified by B. RILEY; or

b)	At any time during a period of 12 months following the effective date of termination of B. RILEY’s engagement hereunder, and such Transaction involves a party named on the Schedule to which B. RILEY has provided the descriptive memorandum; then

The COMPANY shall pay to B. RILEY the appropriate aforementioned Success Fee at closing of a Transaction.

7. The COMPANY shall reimburse B. RILEY for its reasonable out-of-pocket and incidental expenses; incurred during the term of its engagement hereunder.

8. The COMPANY may refuse to discuss or negotiate a Transaction with any party for any reason whatsoever and may terminate negotiations with any party at any time for any reason whatsoever. The Company may accept or reject any offer in their sole and absolute discretion.

9. Since B. RILEY will be acting on behalf of the COMPANY in connection with this engagement, the COMPANY agrees to indemnify B. RILEY as set forth in a separate letter agreement, dated the date hereof, between B. RILEY and the COMPANY.

10. The COMPANY agrees that during the term of B. RILEY’s engagement hereunder, it will not contact or solicit institutions or other entities with respect to a Transaction.

11. The term of B. RILEY’s engagement hereunder as the COMPANY’s exclusive agent shall extend from the date hereof for six (6) months. Subject to the provisions of paragraphs 5, 6 and 13 through 16, which shall survive any termination of this Agreement. This Agreement will be irrevocable for the above term and will automatically extend by mutual consent under the same terms and conditions on a month-by-month basis unless canceled by either party giving thirty (30) days written notice duly hand delivered or sent by registered or certified mail to the principal place of business. Notwithstanding the foregoing, either party may terminate this Agreement by written notice in the event of a material breach by the other party.

12. The COMPANY agrees that B. RILEY will have the right to use COMPANY’s name, trademark and logo for the purposes of announcements and press releases related to the completion of a transaction contemplated herein, but only simultaneously or after public disclosure of such transaction.

13. Except as required by law, any advice to be provided by B. RILEY under this Agreement, shall not be publicly disclosed or made available to third parties, other than the buyer, without B. RILEY’s prior consent. In addition, B. RILEY may not be publicly referred to without its prior consent, which will not be unreasonably withheld.

14. The COMPANY represents and warrants to B. RILEY that there are no brokers, representatives or other persons which have an interest in compensation due to B. RILEY from any transaction contemplated herein or other agreements, either oral or written, between the parties hereto with respect to this Agreement and contains all of the covenants and conditions between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

15.	Neither this Agreement nor the separate indemnity letter shall be assigned by either party without obtaining the express written consent of the other party.

16.	This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

B. Riley & Company is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall be a binding agreement as of the date first above written.

B. Riley & Company

By:	/s/ Michael J. Lowell
Michael J. Lowell
Managing Director

AGREED:

DPAC Technologies Corp.

By:	/s/ Creighton K. Early
Creighton K. Early
Chief Executive Officer

B. RILEY & COMPANY

4675 MacArthur Court

Suite 1500

Newport Beach, CA 92660

In connection with the engagement, dated July 30, 2004 between B. Riley & Company (“B. RILEY”) and DPAC Technologies Corp. (the “COMPANY”), the COMPANY hereby agrees to indemnify and hold harmless B. RILEY and its affiliates, their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20 (a) of the Securities Exchange Act of 1934, if any, agents and employees of B. RILEY or any of B. RILEY’s affiliates (collectively, “Indemnified Persons” and individually, an “Indemnified Person”) from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including fees and disbursements of B. RILEY and an Indemnified Person’s counsel) which:

(A) are related to third party claims which are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statement omitted to be made) by the COMPANY or (ii) actions taken or omitted to be taken by an Indemnified Person with the COMPANY’s consent or in conformity with the COMPANY’s instructions or the COMPANY’s actions or omissions or

(B) are otherwise related to third party claims which are related to or arise out of B. RILEY’s engagement, and will reimburse B. RILEY and any other Indemnified Person for all cost and expenses, including reasonable fees of B. RILEY or an Indemnified Person’s counsel, as they are incurred, in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or the proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with B. RILEY acting pursuant to the engagement, whether or not B. RILEY or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The COMPANY will not, however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from B. RILEY’s bad faith or gross negligence.

B. RILEY shall promptly notify the COMPANY of any claim or threatened claim being asserted against B. RILEY which would give rise to an indemnification hereunder, and agrees that the COMPANY shall have the right to participate in the defense of any such claim and, to the extent that the COMPANY shall wish, to assume the defense thereof and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, B. RILEY shall have the right to retain its own counsel at B. RILEY’s expense, provided however, that if the engagement of a single counsel to defend both the COMPANY and the Indemnified Persons in such matter creates an conflict, in the opinion of the COMPANY’s counsel, then the COMPANY shall bear the reasonable expenses of a single counsel for all Indemnified Persons.

The COMPANY also agrees that neither B. RILEY nor any other Indemnified Person shall have any liability or the COMPANY for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the COMPANY which are finally judicially determined to have resulted primarily from B. RILEY’s bad faith or gross negligence. The COMPANY further agrees that the COMPANY will not, without the prior written consent of B. RILEY, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect to which indemnification may be sought hereunder (whether or not B. RILEY or any Indemnified Persons an actual or potential party to such claim, actions, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of B. RILEY and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except, with respect to indemnification sought solely pursuant to clause (B) of the first paragraph hereof, for the reasons specified in the second sentence thereof), even though the express provisions hereof provide for indemnification in such case, then the COMPANY, on the one hand, and B. RILEY, on the other hand, shall contribute to such claim, liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits of the COMPANY, on the one hand, and B. RILEY on the other hand, in connection with the transactions contemplated by the engagement, subject to the limitation that in any event B. RILEY’s aggregate contribution to all losses claims, damages, liabilities and expenses to which contribution is available hereunder shall not exceed the amount of fees actually received by B. RILEY pursuant to the engagement.

The foregoing right to indemnity and contribution shall be in addition to any rights that B. RILEY and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of your engagement. The COMPANY hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against B. RILEY or any other Indemnified Person.

It is understood that, in connection with B. RILEY’s engagement, B. RILEY may also be engaged to act for the COMPANY in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or separate written agreements. This indemnification shall apply to said engagement, any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.